Exhibit 5.2


     Cerner Corporation has submitted, or hereby undertakes to submit, the Cerner Corporation Associate 401(k) Plan (the "Plan") and all amendments thereto to the Internal Revenue Service (the "IRS") in a timely manner, and has made or will cause to be made all changes required by the IRS in order to qualify the Plan.

                                   Cerner Corporation

                                   By:
____________________________

                                   Name:
__________________________

                                   Title:
___________________________